UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CARMAX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 14, 2004

To our shareholders:

The 2004 annual meeting of CarMax, Inc. shareholders will be held at The Richmond Marriott West Hotel, 4240 Dominion Boulevard, Glen Allen, Virginia, on Tuesday, June 29, 2004, beginning at 10:00 a.m. Eastern time. At the meeting, the holders of the company’s outstanding common stock will be asked to vote on the following matters:

(1)	Election of five directors for terms of three years.

(2)	Approval of an amendment to the CarMax, Inc. 2002 Employee Stock Purchase Plan.

(3)	Any other business that may properly come before the meeting or any postponements or adjournments thereof.

Only CarMax, Inc. common stock (NYSE: KMX) shareholders of record at the close of business on April 30, 2004, are entitled to vote at the meeting and any postponements or adjournments of the meeting. All shareholders, even if they plan to attend the annual meeting, are urged to vote their proxy by Internet, by telephone, or by mail.

By order of the board of directors,

Stuart A. Heaton

Vice President, General Counsel

and Corporate Secretary

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2004 Proxy Statement Contents

Page

2	The Proxy Process

4	Proposal One — Election of Directors

6	Corporate Governance

10	Share Ownership Table

12	Audit Committee Report and Auditor Information

14	Compensation and Personnel Committee Report

16	Executive Compensation

22	Certain Relationships and Related Transactions

23	Proposal Two — Approval of Amendment to the CarMax, Inc. 2002 Employee Stock Purchase Plan

26	Appendix A — CarMax, Inc. Audit Committee Charter

30	Appendix B — Second Amendment to the CarMax, Inc. 2002 Employee Stock Purchase Plan

THE PROXY PROCESS

This proxy statement, mailed to holders of CarMax, Inc. common stock on or about May 14, 2004, is furnished in connection with the solicitation of proxies by the board of directors for use at the 2004 annual meeting of shareholders to be held on June 29, 2004. The proxy also will be effective at any postponements or adjournments of the annual meeting. A copy of the company’s annual report for the fiscal year ended February 29, 2004, is being mailed to you with this proxy statement.

Your board of directors encourages you to vote in favor of all the director nominees and in favor of the approval of the amendment to the CarMax, Inc. 2002 Employee Stock Purchase Plan (“ESPP”).

Record Date

All shareholders that owned common stock at the close of business on April 30, 2004, are entitled to vote at the annual meeting. There were 103,956,625 shares of CarMax, Inc. common stock outstanding on that date.

Voting

Registered Holders. If you are a registered holder (i.e., if you hold shares in your name), you may vote in person at the annual meeting or by proxy. For these shares, you have three ways to vote by proxy:

1.	Connect to the Internet at www.eproxy.com/kmx/ and follow the instructions.

2.	Call 1-800-560-1965 and follow the instructions.

3.	Complete the proxy card and return it in the enclosed envelope.

Complete instructions for voting your shares can be found on your proxy card. If you sign and return your proxy card but do not provide instructions, your shares will be voted FOR the election of director nominees named in the proxy statement and FOR the approval of the amendment to the ESPP.

If you change your mind on any issue after you vote, you may revoke your proxy at any time before the close of voting at the annual meeting. There are four ways to revoke your proxy:

1.	Connect to the previously referenced Web site and follow the instructions for revoking a proxy.

2.	Call the previously listed 800 number and follow the instructions for revoking a proxy.

3.	Write to our Corporate Secretary at 4900 Cox Road, Glen Allen, Virginia 23060.

4.	Vote your shares at the annual meeting.

Beneficial Owners. If your shares are held through a broker or other nominee (i.e., in “street name”), please follow the instructions found on the voting instruction card sent to you by your broker. Because the election of directors is a routine item, your broker may vote your shares FOR the election of director nominees named in the proxy statement if you do not return instructions. The approval of the amendment to the ESPP is not a routine item, and your broker will vote your shares on that proposal only in accordance with your express instructions.

Employee Stock Purchase Plan Participants. If you are a participant in the ESPP, you will receive a form on which to provide voting instructions to Computershare Trust Co., Inc. (“Computershare”), the plan service provider. The share amounts listed on that form include the full and fractional shares in your plan account. If you also own shares as a registered holder, the form will allow you to vote those shares by proxy. You have three ways to instruct Computershare to vote your ESPP shares:

1.	Connect to the Internet at www.eproxy.com/kmx/ and follow the instructions.

2.	Call 1-800-560-1965 and follow the instructions.

3.	Complete the voting instruction card and return it in the enclosed envelope.

Complete instructions can be found on the voting instruction card included with the proxy statement sent to plan participants. Computershare will vote according to your instructions. If you sign and return the voting instruction card without instructions, or if you do not return a signed voting instruction card, Computershare will vote your shares FOR the election of director nominees named in the proxy statement. Because the approval of the amendment to the ESPP is not a routine item, Computershare will not vote your shares on that proposal if you sign and return the voting instruction card without instructions, or if you do not return a signed voting instruction card.

Rights. You are entitled to cast one vote for each share of common stock you hold.

Quorum. A majority of the shares outstanding on April 30, 2004, constitutes a quorum for this meeting. Abstentions and shares held by brokers or nominees that are voted on any matter are included in determining a quorum.

Vote Required. The five nominees for director receiving the most votes will be elected. Votes that are withheld and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. The vote required for approval of the amendment to the ESPP is described on page 25.

Attending the Meeting

Shareholders who plan to attend the meeting will be asked to present a valid picture identification, such as a driver’s license or passport. If you hold stock in street name, you must also bring a copy of a brokerage statement indicating ownership of CarMax shares. If you are an authorized proxy or if you want to vote in person the shares that you hold in street name, you must present the proper documentation. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

Solicitation and Tabulation

The company will solicit proxies from our shareholders, and some of our employees may contact shareholders after the initial mail solicitation by telephone, by e-mail, or in person. We have also retained Morrow & Co., Inc. of New York, New York, to assist in the solicitation of proxies at no charge to the company. We may reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. Wells Fargo Bank Minnesota, N.A. will tabulate the proxies and assist with the annual meeting.

Matters Before the 2004 Annual Meeting

Management and the directors are not aware of any matters that may come before the annual meeting other than matters disclosed in this proxy statement. However, if other matters do properly come before the meeting, it is the intention of the persons named on the proxy or voting instructions to vote in accordance with their best judgment.

Proposals for the 2005 Annual Meeting

For a shareholder proposal to be considered for possible inclusion in the 2005 Proxy Statement, the Corporate Secretary of CarMax must receive it no later than January 14, 2005. CarMax plans to hold its 2005 annual meeting on or about June 28, 2005.

If you wish to bring any matter, other than nominations of director candidates, before the 2005 annual meeting outside of the proxy statement process, you must notify the Corporate Secretary in writing no earlier than February 1, 2005, and before March 1, 2005. The process for shareholder nomination of directors is described on page 9. Regarding each matter, the notice must contain:

•	A brief description of the business to be brought before the annual meeting, including the complete text of any resolutions to be presented and the reasons for conducting such business at the meeting.

•	The name and address of the shareholder proposing such business.

•	A representation that the shareholder is a shareholder of record at the time of the giving of notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice.

•	Any interest that the shareholder may have in such business.

If proper notice is not provided by March 1, 2005, the chairman of the meeting may exclude the matter and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote in the manner they believe is appropriate, as the Securities and Exchange Commission (“SEC”) rules allow.

PROPOSAL ONE — ELECTION OF DIRECTORS

The company’s board of directors is divided into three classes with staggered three-year terms. Keith D. Browning, James F. Clingman, Jr., Hugh G. Robinson, Richard L. Sharp, and Thomas G. Stemberg have been nominated for reelection to the board as Class 2 Directors for three-year terms expiring at the 2007 annual meeting.

Your proxy will be voted to elect each of the nominees unless you tell us otherwise. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the board nominates one. Each nominee has consented to being named in this proxy statement and to serve if elected.

The board of directors recommends a vote FOR each of the nominees listed below. Information about the nominees and the other directors of the company whose terms of office do not expire this year follows.

Nominees for Election to Three-Year Terms

KEITH D. BROWNING, 51, Executive Vice President and Chief Financial Officer of CarMax, Inc. He joined CarMax, Inc. in 1996 after spending 14 years at Circuit City Stores, Inc., the former parent of CarMax, Inc. While at Circuit City Stores, Inc., he served as controller for the West Coast Division from 1984 to 1987, assistant controller from 1987 to 1990, corporate controller from 1990 to 1996, and vice president from 1992 to 1996. Mr. Browning has been a director of the company since 1997.

JAMES F. CLINGMAN, JR., 67, retired President and Chief Operating Officer of the H.E. Butt Grocery Company, an independently owned food retailer. He joined H.E. Butt Grocery Company in 1975, was named chief operating officer in 1984, president in 1995, and retired in 2003.

Mr. Clingman is a director of H.E. Butt Grocery Company and Van de Walle Food Manufacturing Company as well as an advisory member of Schnucks Food Company. Mr. Clingman has been a director of the company since 2003.

MAJOR GENERAL HUGH G. ROBINSON, Ret. (U.S.A.), 71, Chairman and Chief Executive Officer of Granville Construction & Development Co., Inc., a firm that develops and constructs low- and moderate-income residential housing, since 2003. From 1989 to 2003, he was chairman and chief executive officer of the Tetra Group, a construction management and building services firm. He is an advisory board member of TXU Corp. He also is a former chairman and board member of the Federal Reserve Bank of Dallas. He is a retired Major General from the United States Army. He is a director of Imco Recycling, Inc. and Guaranty Savings Bank. General Robinson has been a director of the company since 2002.

RICHARD L. SHARP, 57, Chairman of the Board of CarMax, Inc. and a private investor. He is a co-founder of CarMax, Inc. Mr. Sharp joined Circuit City Stores, Inc. as executive vice president in 1982. He was president of Circuit City Stores, Inc. from 1984 to 1997, chief executive officer from 1986 to 2000, and chairman of the board from 1994 to 2002. He is the chairman of the board of Flextronics International, Ltd. Mr. Sharp was previously a director of the company from 1997 to 1999. Since 2002, Mr. Sharp has served again as a director of the company.

THOMAS G. STEMBERG, 55, Chairman of the Board of Staples, Inc., an office supply superstore retailer, since 1988. He is the founder of Staples, Inc. and pioneered the office superstore industry. He was chief executive officer of Staples, Inc. from 1986 to 2002. From 2002 to 2004, Mr. Stemberg served as an executive officer with the title of Chairman. Since February 2004, he has been a part-time associate in a non-executive capacity with Staples, Inc. Mr. Stemberg is a director of PETsMART, Inc., Polycom, Inc., and The NASDAQ Stock Market, Inc. Mr. Stemberg has been a director of the company since 2003.

Directors Whose Terms Do Not Expire at the 2004 Annual Meeting

JEFFREY E. GARTEN, 57, Dean of the Yale School of Management since 1995. He was the United States Undersecretary of Commerce for International Trade from 1993 to 1995 and previously spent 13 years in investment banking with Lehman Brothers and Blackstone Group. He is a director of Aetna Corporation, Calpine Corporation, and 43 Credit Suisse mutual funds. Mr. Garten is a Class 1 Director with his term expiring at the 2006 annual meeting. Mr. Garten has been a director of the company since 2002.

W. ROBERT GRAFTON, 63, retired Managing Partner-Chief Executive, Andersen Worldwide S.C. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. He is a certified public accountant and joined Arthur Andersen in 1963. He was elected a member of the Board of Partners, Andersen Worldwide in 1991 and chairman of the Board of Partners in 1994. He served as Managing Partner-Chief Executive from 1997 through 2000. Mr. Grafton is a Class 3 Director with his term expiring at the 2005 annual meeting. Mr. Grafton has been a director of the company since 2003.

WILLIAM S. KELLOGG, 60, retired Chairman and Chief Executive Officer of Kohl’s Corporation, a national chain of apparel and home products department stores. Kohl’s business expanded from five stores in the Milwakee area to almost 500 store’s nationwide through organic growth and acquistions of other retailers from 1978 to 2003. He was chief executive officer of Kohl’s from 1978 to 2001 and was chairman of the board from 1978 to 2003. Mr. Kellogg is a Class 3 Director with his term expiring at the 2005 annual meeting. Mr. Kellogg has been a director of the company since 2003.

AUSTIN LIGON, 53, President and Chief Executive Officer of CarMax, Inc. He is a co-founder of CarMax, Inc. and has been president of CarMax since 1995 and chief executive officer since the separation of the company from Circuit City Stores, Inc. on October 1, 2002. He was appointed senior vice president of corporate planning at Circuit City Stores, Inc. in 1991 and became senior vice president-automotive of Circuit City Stores, Inc. and president of CarMax, Inc. in 1995. Prior to joining Circuit City Stores, Inc. in 1990, he was senior vice president of strategic planning for Marriott Hotels and Resorts. Mr. Ligon is a Class 3 Director with his term expiring at the 2005 annual meeting. Mr. Ligon has been a director of the company since 1997.

BETH A. STEWART, 47, Chairman since 1999 and Chief Executive Officer since 2001 of Storetrax.com, an Internet retail real estate listing service company. She has served as president of Stewart Real Estate Capital LLC, a real estate investment company, since 1992. She was an adjunct professor at Columbia University Graduate School of Business from 1994 to 1996. She previously spent 12 years in investment banking with Goldman, Sachs & Co. She is a director of General Growth Properties, Inc. and Avatar Holdings, Inc. Ms. Stewart is a Class 1 Director with her term expiring at the 2006 annual meeting. Ms. Stewart has been a director of the company since 2002.

WILLIAM R. TIEFEL, 70, retired Vice-Chairman of Marriott International, Inc. and Chairman Emeritus of The Ritz-Carlton Hotel Company, L.L.C. since 2002. He joined Marriott Corporation in 1961. He was named president of Marriott Hotels and Resorts in 1989, president of Marriott Lodging in 1993 and vice-chairman of Marriott International and chairman of The Ritz-Carlton Hotel Company in 1998. He is a director of Bulgari Hotels and Resorts. Mr. Tiefel is a Class 1 Director with his term expiring at the 2006 annual meeting. Mr. Tiefel has been a director of the company since 2002.

CORPORATE GOVERNANCE

The business and affairs of the company are managed under the direction of the board of directors in accordance with the Virginia Stock Corporation Act and the company’s Articles of Incorporation and Bylaws. The standing committees of the board of directors are the Audit Committee, the Compensation and Personnel Committee, and the Nominating and Governance Committee.

Corporate Governance Policies and Practices

The board of directors is actively involved in shaping the company’s corporate governance. As a result, the board regularly monitors and reviews the reforms initiated by the Sarbanes-Oxley Act of 2002 and the related rules and regulations proposed and adopted by the SEC and the New York Stock Exchange (“NYSE”). In response to the various laws, rules, and regulations applicable to the company and its own views on corporate governance, the board has adopted corporate governance guidelines and a code of conduct applicable to all company personnel, including members of the board.

The corporate governance guidelines set forth the practices of the board with respect to director responsibilities, director qualifications, director access to management and independent advisors, director compensation, director orientation and continuing education, management evaluation and succession, and evaluation of the board’s performance. The code of conduct contains provisions relating to honest and ethical conduct (including the handling of conflicts of interest between personal and professional relationships), corporate opportunities, handling of confidential information, fair dealing, protection and proper use of company assets, compliance with laws, and other matters. Any amendment to or waiver from a provision of the code of conduct will be promptly disclosed on the company’s website.

The corporate governance guidelines, code of conduct, and the charters of the Audit Committee, Compensation and Personnel Committee, and Nominating and Governance Committee are available on the “Corporate Governance” link of the company’s investor information home page at http://investor.carmax.com. A printed copy of these documents is available to any shareholder upon written request to the Corporate Secretary of the company at 4900 Cox Road, Glen Allen, Virginia 23060.

Director Independence

The NYSE requires that listed companies have a majority of independent directors on the board. For a director to qualify as independent under NYSE listing standards, the board of directors must affirmatively determine that the director has no material relationship with the company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). The NYSE rules require the board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with the company. In April 2004, with the assistance of the Nominating and Governance Committee, the board of directors conducted an evaluation of director independence and determined, in its business judgment, that nine of its eleven members are independent as defined by the NYSE listing standards. In reaching this conclusion, the board reviewed the applicable commercial, industrial, banking, consulting, legal, accounting, charitable, familial, or other relationships of each director or immediate family member with the company and its subsidiaries.

Executive Sessions

Executive sessions where non-management directors meet on an informal basis are scheduled periodically. The company’s corporate governance guidelines provide that the non-management directors may designate a director to preside at executive sessions on an annual basis. Mr. Sharp has been appointed to serve as presiding director for executive sessions through the date of the 2004 annual meeting of shareholders.

Board and Committee Meeting Attendance

The board of directors met five times in fiscal 2004. Each director attended 75% or more of the total aggregate number of meetings of the board and of the committees on which he or she served.

Annual Meeting Attendance

The company requires members of the board of directors to attend the annual meeting of shareholders. All of the directors attended the 2003 annual meeting of shareholders.

Committees of the Board

The following table includes information related to the standing committees of the board of directors.

Standing Committee	Members	Description

Audit	W. Robert Grafton, Chairman James F. Clingman, Jr. Hugh G. Robinson Beth A. Stewart	The Audit Committee operates under a written charter adopted by the board. This charter, as modified in September 2003, sets forth the requirements for membership and the committee’s authority, duties, and responsibilities and is attached to the proxy statement as Appendix A. As indicated in its charter, the Audit Committee assists in the board’s oversight of (1) the integrity of the company’s consolidated financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the company’s internal audit function and the independent auditors. The Audit Committee retains, and approves all fees paid to, the independent auditors for the next fiscal year. The Audit Committee also preapproves all non-audit engagements of the independent auditors. Each member of the Audit Committee is independent and financially literate, with Mr. Grafton considered an audit committee financial expert, in accordance with the applicable rules of the NYSE, applicable SEC rules, and the company’s Corporate Governance Guidelines. The committee’s report to shareholders can be found on page 12. In fiscal 2004, the committee met thirteen times.

Compensation and Personnel	Hugh G. Robinson, Chairman James F. Clingman, Jr. W. Robert Grafton William S. Kellogg Beth A. Stewart William R. Tiefel	The Compensation and Personnel Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties, and responsibilities. The Compensation and Personnel Committee has authority as delegated by the board of directors to review and make recommendations with respect to compensation of the company’s directors and officers, including approving and evaluating the company’s director and officer compensation plans, policies, and programs. Each member of the Compensation and Personnel Committee is independent in accordance with the applicable rules of the NYSE and the company’s Corporate Governance Guidelines. The committee’s report to shareholders can be found on page 14. In fiscal 2004, the committee met five times.

CORPORATE GOVERNANCE CONTINUED

Standing Committee	Members	Description

Nominating and Governance	William R. Tiefel, Chairman Jeffrey E. Garten William S. Kellogg Thomas S. Stemberg	The Nominating and Governance Committee operates under a written charter adopted by the board. This charter sets forth the requirements for membership and the committee’s authority, duties, and responsibilities. The Nominating and Governance Committee (1) identifies individuals qualified to become members of the board, (2) recommends to the board nominees for director to be presented at the annual meetings of shareholders and nominees to fill vacancies on the board, (3) assists the board in the oversight of management succession planning, including succession planning for the chief executive officer (“CEO”), (4) develops and recommends to the board the company’s corporate governance guidelines, and (5) considers director nominees submitted by shareholders in accordance with the procedures outlined on page 9. Each member of the Nominating and Governance Committee is independent in accordance with the applicable rules of the NYSE and the company’s Corporate Governance Guidelines. In fiscal 2004, the committee met five times.

Director Compensation and Other Programs

Director Fees. Directors who are employees of CarMax receive no compensation for services as members of the board of directors or of any committee of the board. Non-employee director compensation includes both cash and equity components. In fiscal 2004, the annual cash retainer for non-employee directors was $28,500. Each non-employee director also received CarMax common stock having a fair market value of $10,000 on the grant date and stock options valued at $50,000 on the grant date. The stock options were valued using the Black-Scholes pricing model. The non-employee directors received the stock and stock option grants on June 24, 2003, the date of the annual meeting of shareholders. Directors who are elected to the board at dates other than the annual meeting date will generally receive the cash retainer prorated for their period of service and stock and option grants as of the date their service begins. During fiscal 2004, non-employee directors received $1,500 for each board or committee meeting attended, the Audit Committee chairman received a $7,500 committee chairman fee, and the chairmen of the Compensation and Personnel Committee and the Nominating and Governance Committee each received a $5,000 committee chairman fee. The company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services to the company and extends coverage to them under the company’s health insurance policies.

Deferred Compensation Plan. Directors may elect to defer receipt of both the cash and stock portions of their annual retainers under the company’s deferred compensation plan. No current directors participate in this plan.

Stock Incentive Plan. The issuance of stock and stock options to non-employee directors is governed by the CarMax, Inc. 2002 Non-Employee Directors Stock Incentive Plan.

Nominating and Governance Committee Process for Identifying Nominees

Candidates for election to the company’s board of directors are considered in response to filling a vacancy on the board or if it is determined that the addition of an individual with specific skills or expertise may be beneficial. In identifying potential candidates for nomination to the board, input may be considered from several sources, including the Nominating and Governance Committee, other board members, the CEO, outside search firms, and shareholder recommendations. Nominee candidates are evaluated in the same manner, regardless of the source of the recommendation. The Nominating and Governance Committee will conduct an initial evaluation of each candidate. If suitable, the candidate will be interviewed by the committee and may also meet with the board and company management. If the committee determines a nominee would be a valuable addition to the board, a recommendation will be made to the full board.

Criteria Used by Nominating and Governance Committee for Selection of Directors

The board and the Nominating and Governance Committee believe that the board should be comprised of directors with varied, complementary backgrounds and that directors should, at a minimum, have business or other relevant expertise that may be useful to the company. The board and Nominating and Governance Committee also believe that directors should possess the highest personal and professional ethics and should be willing and able to devote the requisite amount of time to company business.

When considering nominees for director, the Nominating and Governance Committee takes into account a number of factors, including the following:

•	Size of the existing board.

•	Character, judgment, skill, education, relevant business experience, integrity, reputation, and other personal attributes or special talents.

•	Independence from management, extent of existing commitments to other businesses, and potential conflicts of interest with other pursuits.

•	Financial and accounting background, to enable the committee to determine whether the nominee would be considered an “audit committee financial expert” or “financially literate” under the applicable rules of the NYSE and applicable SEC rules.

•	Whether the potential nominee is subject to a disqualifying factor as described in the company’s corporate governance guidelines.

Process for Shareholder Nomination of Directors

The Nominating and Governance Committee will consider nominees for director suggested by shareholders applying the previously described criteria and considering the additional information referred to below. Under the company’s Bylaws, a shareholder wishing to nominate a director at a shareholders meeting must deliver written notice to the company’s Corporate Secretary of the intention to make such a nomination. The notice must be received no later than (1) 120 days in advance of an annual meeting of shareholders or (2) the close of business on the seventh day following the date on which notice of a special meeting for the election of directors is first given to shareholders.

A shareholder’s notice of a proposed director nominee should be sent to our Corporate Secretary at CarMax, Inc., 4900 Cox Road, Glen Allen, Virginia 23060, and must include:

•	The shareholder’s name and address.

•	Each nominee’s name and address.

•	A statement that the shareholder is a holder of record of the stock of the company entitled to vote at such meeting.

•	A statement that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

•	A description of all arrangements or understandings between the shareholder and each nominee and any other person concerning the nomination.

•	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors.

•	The consent of each nominee to serve as a director of the company if so elected.

These requirements are more fully described in Section 2.3 of the Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporate Secretary.

Process for Shareholder Communication with Directors

Any shareholder wishing to contact the board of directors or any individual director may contact Richard L. Sharp, Chairman of the Board, by writing to Mr. Sharp at CarMax, Inc., 4900 Cox Road, Glen Allen, Virginia 23060, with a courtesy copy to Stuart A. Heaton, Corporate Secretary, at the CarMax, Inc. address, or alternatively, by e-mail to Mr. Sharp and Mr. Heaton at chairman@carmax.com.

At the direction of the board of directors, each communication will be screened by Mr. Sharp and Mr. Heaton. After screening, if appropriate, the communication will be forwarded, if addressed to an individual director, to that director. If the communication is unrelated to a shareholder issue, it will be forwarded to the appropriate department within the company for further handling.

SHARE OWNERSHIP TABLE

The following table includes information about the company’s common stock beneficially owned as of February 29, 2004, by:

•	The company’s CEO and the four other most highly compensated officers.

•	Each director and/or nominee for director.

•	All directors and executive officers of the company as a group.

•	Each person who is known by the company to beneficially own more than five percent of the outstanding shares of CarMax, Inc. common stock.

Unless otherwise noted, each shareholder has sole voting power and investment power with respect to securities shown in the table below.

Named Executive Officers	CarMax, Inc. Option Shares that May Be Acquired Within 60 Days after February 29, 2004	Shares of CarMax, Inc. Common Stock Beneficially Owned as of February 29, 2004 (1)		Percent of Class

Austin Ligon**	396,250	1,639,032	(2)(3)	1.6%
Thomas J. Folliard	205,000	398,990		*
Keith D. Browning**	157,500	380,041		*
Michael K. Dolan	270,000	327,137		*
Joseph S. Kunkel	210,750	230,164		*

Directors/Director Nominees

James F. Clingman, Jr.	-	318		*
Jeffery E. Garten	1,912	2,976		*
W. Robert Grafton	-	2,352		*
William S. Kellogg	-	31,952	(4)(5)	*
Hugh G. Robinson	166	1,864		*
Richard L. Sharp	1,912	198,155		*
Thomas G. Stemberg	-	8,758		*
Beth A. Stewart	1,912	156,619	(6)(7)	*
William R. Tiefel	1,912	7,976		*

All directors and executive officers as a group (15 persons)	1,257,314	3,392,334		3.3%

Beneficial Owners of More Than 5%

Lee S. Ainslie III, Maverick Capital Management, LLC	N/A	7,384,000	(8)	7.1%
300 Crescent Court, 18th Floor
Dallas, TX 75201
Stephen F. Mandel, Jr., Lone Pine Associates, LLC	N/A	6,878,500	(9)	6.6%
Two Greenwich Plaza
Greenwich, CT 06830

*  Less than one percent of ownership based on the total number of shares of CarMax, Inc. common stock outstanding on February 29, 2004.

**  Mr. Ligon and Mr. Browning are also directors of the company.

1.  Includes shares of CarMax, Inc. that could be acquired through the exercise of stock options within 60 days after February 29, 2004.

2.  Includes 52,620 shares of CarMax, Inc. common stock held in trust for Mr. Ligon’s children. Mr. Ligon disclaims beneficial ownership of these shares.

3.  Includes 4,708 shares of CarMax, Inc. common stock held by Mr. Ligon’s wife. Mr. Ligon disclaims beneficial ownership of these shares.

4.  Includes 10,600 shares of CarMax, Inc. common stock held in trust for Mr. Kellogg’s children. Mr. Kellogg disclaims beneficial ownership of these shares.

5.  Includes 10,000 shares of CarMax, Inc. common stock held by Mr. Kellogg’s irrevocable trust. Mr. Kellogg disclaims beneficial ownership of these shares.

6.  Includes 83,917 shares of CarMax, Inc. common stock held by Trewstar, LLC. Ms. Stewart, her husband, and children own 100% of Trewstar, LLC and Ms. Stewart and her husband share voting and dispositive power with respect to these shares. Ms. Stewart disclaims beneficial ownership of these shares.

7.  Includes 64,726 shares of CarMax, Inc. common stock held by Ms. Stewart’s husband. Ms. Stewart disclaims beneficial ownership of these shares.

8.  Information concerning the CarMax, Inc. common stock beneficially owned by the owners listed in the table as of December 31, 2003, was obtained from a Schedule 13G/A dated February 17, 2004. According to the Schedule 13G/A, each of Maverick Capital, Ltd., Maverick Capital Management, LLC, and Lee S. Ainsle III has the sole power to vote or dispose of 7,384,000 shares of CarMax, Inc. common stock. Maverick Capital Management, LLC is the general partner of Maverick Capital, Ltd., an investment advisor, and Lee S. Ainsle III is the manager of Maverick Capital Management, LLC that has been granted sole investment discretion on behalf of that entity.

9.  Information concerning the CarMax, Inc. common stock beneficially owned by the owners listed in the table as of December 31, 2003, was obtained from a Schedule 13G/A dated February 13, 2004. According to the Schedule 13G/A, Steven F. Mandel, Jr. shares the power to vote or dispose of 6,878,500 shares of CarMax, Inc. common stock through his role as managing member of each of Lone Pine Associates LLC and Lone Pine Capital LLC. Lone Pine Associates LLC is the general partner of each of Lone Spruce, L.P., Lone Balsam, L.P., and Lone Sequoia, L.P. and, as a result, shares the power to vote or dispose of 869,793 shares of CarMax, Inc. common stock held by those entities. In addition, Lone Pine Capital LLC is an investment manager and, as a result, shares the power to vote or dispose of 6,008,707 shares of CarMax, Inc. common stock held by its clients.

Section 16(a) Beneficial Ownership Reporting Compliance

The company’s officers, directors, and persons who own more than 10% of the company’s common stock are required to report their common stock transactions to the SEC on Forms 3, 4, and 5. Based solely on the company’s review of the filings it has received or written representations that no other reports were required, the company believes that all officers, directors, and beneficial owners of more than 10% of the company’s common stock complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended February 29, 2004.

AUDIT COMMITTEE REPORT AND AUDITOR INFORMATION

Audit Committee Report

The committee operates under a written charter adopted by the board. The charter, which is attached to this proxy statement as Appendix A, reflects the requirements of the Sarbanes-Oxley Act of 2002, the SEC, and the NYSE.

The committee reviews and discusses the following with management and the company’s independent auditors, KPMG LLP (“KPMG”):

•	Quarterly and year-end results, consolidated financial statements and reports prior to public disclosure.

•	The company’s disclosure controls and procedures, including internal controls.

•	The independence of the auditors.

The committee meets with the internal and independent auditors, with and without management present, whenever appropriate.

The committee notes for shareholders that our committee has oversight responsibilities only and that we are not acting as experts in accounting or auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our committee’s oversight does not provide an independent basis to determine that the company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America or that the audit of the company’s consolidated financial statements by the independent auditors has been carried out in accordance with auditing standards generally accepted in the United States of America.

Management has the primary responsibility for the preparation of the company’s fiscal 2004 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that the company’s fiscal 2004 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” this discussion included, among other things, a review of significant accounting policies, their application and estimates, and the independent auditors’ judgment about the company’s accounting controls and the quality of the company’s accounting practices.

The committee has received from the independent auditors written disclosures and a letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors and considered among ourselves the issue of their independence from the company, including whether their performance of non-audit services is compatible with maintaining their independence.

Relying on these reviews and discussions, the committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2004, for filing with the SEC.

AUDIT COMMITTEE

W. Robert Grafton, Chairman

James F. Clingman, Jr.

Hugh G. Robinson

Beth A. Stewart

Auditor Information

Independent Auditors for 2005

KPMG, independent certified public accountants, served as the company’s independent auditors for the fiscal year ended February 29, 2004. The Audit Committee has retained KPMG as the company’s independent auditors for fiscal year 2005.

Representatives of KPMG will be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to shareholder questions.

Auditor Fees

The following table sets forth fees paid to KPMG for the fiscal years ended February 29, 2004, and February 28, 2003.

Type of Fee	2004	2003

Audit fees	$407,000	$540,000
Audit-related fees	159,000	124,000
Tax fees	63,000	47,000
All other fees	—	—

	$629,000	$711,000

Audit fees are for the audit of CarMax’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, quarterly reviews of unaudited consolidated financial statements, and services in connection with SEC registration statements. Fiscal 2003 fees included $232,000 related to the separation from Circuit City Stores, Inc.

Audit-related fees are for attestation services related to the company’s asset securitizations and audits of the financial statements of the company’s benefit plans.

Tax fees are for tax compliance services and related costs. Fiscal 2003 fees included $20,000 related to the separation from Circuit City.

All other fees are for any other services provided.

Pre-Approved Services

The Audit Committee’s charter, which is attached as Appendix A to this Proxy Statement, provides for pre-approval of audit, audit-related, and tax services to be performed by the independent auditors. All such services, as described previously, were pre-approved by the committee, which concluded that KPMG’s providing the services not related to the annual audit and quarterly reviews of the company’s consolidated financial statements was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The committee is composed entirely of outside independent directors. The committee is responsible for the review, evaluation, and administration of the company’s executive compensation system. The committee has retained an outside executive compensation consultant to independently advise the committee.

The committee is responsible for implementing an executive compensation system that:

•	Supports and reinforces the company’s key operating and strategic goals.

•	Aligns the company’s and shareholders’ financial interests.

•	Attracts, retains, and motivates senior management talent by not only offering competitive pay opportunities, but also emphasizes the relationship between performance and pay.

The executive compensation program is administered with the goal of providing total compensation that is competitive, motivates the highest performance level possible, and maximizes total shareholder return.

Executive Compensation Philosophy

The company targets total compensation opportunities that are competitive with executives of similar responsibility at other retailers. Company performance dictates whether executives can earn above or below that level. The committee believes that the use of company-wide performance in setting goals promotes a unified vision for senior management and creates common motivation among the executives. Short- and long-term incentive opportunities are tied to the company’s financial achievements and stock price performance.

Executive Compensation Program

The company’s executive compensation program consists of three key elements:

•	Base salary.

•	Annual incentives.

•	Long-term incentives.

In assessing the effectiveness and competitiveness of the company’s executive compensation structure, the committee regularly reviews compensation practices of other retailers, with the assistance of an outside executive compensation consultant. This comparison group of retailers represents not only firms that compete in the company’s industry, but also those with which the company competes for talent. As a result, the executive compensation comparison group is somewhat broader and more diverse than the peer group index in the proxy performance graph.

In making compensation decisions for officers other than the CEO, the committee takes under advisement the recommendations of the CEO in addition to external competitive benchmarks. The committee makes compensation decisions taking into account internal and external factors.

Base Salary. The committee annually reviews and establishes salaries for executive officers. The committee evaluates recommendations based on individual performance results, future potential as a key executive, scope of responsibilities and experience, the company’s financial performance for the prior year, and competitive benchmarking.

Annual Performance-Based Bonus. The Annual Performance-Based Bonus Plan (“bonus plan”) is designed to motivate and reward executive officers that are in a position to contribute materially to the success of CarMax. Competitive target award opportunities are established for each executive. Individuals may earn awards above or below their target based on performance versus goals.

The bonus plan permits the committee to establish annual performance goals based on pre-tax earnings, earnings per share, or both. At the end of the year, the committee reviews the performance level achieved by the company and authorizes bonus payments under the target awards in accordance with the actual performance level. Annual performance goals are established with the purpose of fostering long-term superior performance against competitors.

For fiscal 2004, award opportunities for executive officers were based solely on performance against pre-tax earnings goals. For fiscal 2004, the company exceeded the company’s budget target. As a result, annual incentive payments were above target.

Long-Term Incentives. Equity compensation opportunities are provided through stock option grants and comprise a significant portion of total compensation. The committee administers the equity program within the total number of shares authorized by shareholders for compensation purposes and with the goal of providing competitive total compensation opportunities. The committee considers equity grants as an important tool to incentivize key executives to increase the company’s return to shareholders. Equity grants also aid in retention of key executives with future leadership potential.

Fiscal 2004 stock options generally vest and become exercisable ratably over the four-year period following grant. Grant guidelines are set annually based on an assessment of competitive practice. Annual award sizes are determined based on an assessment of the guidelines for each position, scope of responsibility, company performance, individual performance, and long-term potential.

Chief Executive Officer Compensation

For fiscal 2004, the committee considered a number of factors to establish Mr. Ligon’s total compensation opportunities, including:

•	The results of an independent executive compensation study comparing CarMax pay opportunities against other publicly traded retailers.

•	An assessment of Mr. Ligon’s and the company’s performance since the October 1, 2002, separation from Circuit City.

•	An assessment of Mr. Ligon’s future potential as the CEO of CarMax.

The committee was unanimous in its support and praise of Mr. Ligon, in both his performance and leadership since going public and his positioning of the company to achieve success for shareholders in the future. Mr. Ligon’s total compensation opportunities (base salary, plus target annual incentives, plus the economic value of stock option grants) are within the range of competitive practices.

With regard to the actual bonus earned based on fiscal 2004 performance, Mr. Ligon’s amount was above target due to the fact that the company’s actual fiscal 2004 pre-tax earnings exceeded budgeted pre-tax earnings.

Policy of Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the company’s tax deduction to $1 million for compensation paid to executive officers listed in the Summary Compensation Table on page 16, unless the compensation qualifies as performance-based in accordance with specific guidelines. The company’s policy is to comply with the requirements of Section 162(m). Accordingly, the company has taken appropriate actions to preserve full deductibility and has qualified the bonus plan and the 2002 Stock Incentive Plan as performance-based compensation.

In general, the company’s policy is to preserve full deductibility of executive compensation. However, notwithstanding this general policy, the committee has the authority to authorize payments or equity grants that may not be fully deductible, if it believes the arrangements are in the best interests of both the company and its shareholders.

COMPENSATION AND PERSONNEL COMMITTEE

Hugh G. Robinson, Chairman

James F. Clingman, Jr.

W. Robert Grafton

William S. Kellogg

Beth A. Stewart

William R. Tiefel

EXECUTIVE COMPENSATION

The table below shows the compensation awarded to or earned by the CEO and the four other most highly compensated executive officers for fiscal years 2004, 2003, and 2002. The dollar value of perquisites and other personal benefits received by each of the named executive officers during each of the fiscal years presented did not exceed the lesser of $50,000 or 10% of the total amount of salary and bonus reported for such officers for each fiscal year. In connection with the fiscal 2004 options, stock appreciation rights (“SARs”) were granted and were only change of control SARs (described on page 21). No free-standing SARs have been granted.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options/SARs

Austin Ligon	2004	658,462	734,225	180,000
President and Chief Executive Officer	2003	625,000	556,250	100,000
	2002	603,653	562,500	175,000

Thomas J. Folliard	2004	432,346	290,250	75,000
Executive Vice President, Store Operations	2003	393,885	213,066	50,000
	2002	371,461	285,000	85,000

Keith D. Browning	2004	421,615	290,250	75,000
Executive Vice President and Chief Financial Officer	2003	363,154	196,512	50,000
	2002	335,769	262,500	85,000

Michael K. Dolan	2004	381,654	172,000	65,000
Senior Vice President and Chief Information Officer	2003	342,423	123,532	45,000
	2002	321,361	173,250	75,000

Joseph S. Kunkel	2004	376,115	172,000	65,000
Senior Vice President, Marketing and Strategy	2003	326,692	117,836	45,000
	2002	303,615	165,375	70,000

Options Granted in Last Fiscal Year. The table below sets forth information on common stock option grants to the named executive officers during the fiscal year ended February 29, 2004. Change of control SARs were granted in connection with these options.

Name	Number of Securities Underlying Options/SARs Granted	% of Total Options Granted to Employees (1)	Exercise Price (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%

Austin Ligon	180,000	8.36%	$14.29	4/2/2013	$1,917,608	$4,576,535
Thomas J. Folliard	75,000	3.48%	$14.29	4/2/2013	$799,003	$1,906,890
Keith D. Browning	75,000	3.48%	$14.29	4/2/2013	$799,003	$1,906,890
Michael K. Dolan	65,000	3.02%	$14.29	4/2/2013	$692,469	$1,652,638
Joseph S. Kunkel	65,000	3.02%	$14.29	4/2/2013	$692,469	$1,652,638

1.  The total number of options granted in fiscal 2004 to employees was 2,153,676. The options in the table expire on April 2, 2013, have a ten-year term and vest 25% on the first anniversary of the grant date and 25% of the original grant amount yearly thereafter, until fully vested.

2.  The exercise price for all of the options is the fair market value of the underlying common stock on the date of the grant.

3.  The potential realizable value uses the hypothetical rates specified by the SEC and is not intended to forecast future appreciation, if any, of CarMax, Inc. common stock.

Aggregated Options Exercised in Last Fiscal Year and Fiscal Year-End Option Value. The following table sets forth information concerning common stock option exercises and fiscal year-end option values as of February 29, 2004, for the CarMax executive officers named in the Summary Compensation Table. The only SARs outstanding were change of control SARs granted in connection with fiscal 2004 option grants.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/ SARs at February 29, 2004		Value of Unexercised Options/SARs at February 29, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable

Austin Ligon	–	–	265,000	360,000	$7,184,475	$7,151,975
Thomas J. Folliard	–	–	146,250	173,750	$4,042,875	$3,547,363
Keith D. Browning	–	–	98,750	161,250	$2,619,150	$3,165,463
Michael K. Dolan	40,000	$143,400	211,250	148,750	$5,772,094	$2,999,881
Joseph S. Kunkel	–	–	157,125	142,375	$4,165,886	$2,802,501

EXECUTIVE COMPENSATION CONTINUED

Equity Compensation Plan Information. The following table sets forth information as of February 29, 2004, with respect to compensation plans under which shares of the company’s common stock were authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted average exercise price of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)

Equity compensation plans approved by security holders	5,676,357		$12.24		3,661,200	(1)
Equity compensation plans not approved by security holders (2)	–	(3)	–	(3)	741,847

Total	5,676,357				4,403,047

1.  The remaining stock available for future issuance under these plans may be issued as options, restricted stock, or stock appreciation rights.

2.  Under the ESPP, most employees who have been employed for one year can participate. Executive officers are excluded. A participating employee may authorize payroll deductions of 2% to 10% of compensation, up to an annual maximum of $7,500. Once each month, the payroll deductions are used to purchase CarMax, Inc. common stock. Shares may either be purchased in the open market or previously unissued shares may be purchased from the company. The purchase price is either the average cost of all shares purchased for a particular month on the open market or the closing price of the stock on the NYSE on the last business day of the month when the shares are purchased from the company. To encourage participation in the ESPP, the company matches 15% of the employee’s contribution. An eligible employee may change, cease, or restart contributions for any payroll period without any penalty. The company pays all administrative costs of the ESPP. The ESPP, amended to allow participation by part-time employees, is being submitted to the shareholders for approval at the annual meeting. See “Proposal Two – Approval of Amendment to the CarMax, Inc. 2002 Employee Stock Purchase Plan” on page 23.

3.  The ESPP authorizes the issuance of 1,000,000 shares of common stock. As of February 29, 2004, 258,153 shares have been purchased and 741,847 shares remain available for issuance. There are no outstanding options, warrants, or rights under the ESPP.

Nine-Year History of Options. The following table provides a historical perspective on the option activity under the company’s stock incentive plans. Prior to the separation from Circuit City, the options in the table were originally granted in Circuit City Stores, Inc.—CarMax Group common stock. These options were replaced by grants under the company’s plans at the October 1, 2002, separation of the company from Circuit City Stores. The purpose of providing this information is to inform CarMax, Inc. shareholders of the manner in which Circuit City Stores’ compensation committee granted the predecessor options and the distribution of the currently outstanding options among the company’s senior executives, other employees, and non-employee directors. The company’s Compensation and Personnel Committee will make future grants based on its compensation philosophy, and the historical information should not be relied on as indicative of future actions. See the Compensation and Personnel Committee’s Report on page 14.

	FY 2004		FY 2003		FY 2002		FY 2001		FY 2000		FY 1999		FY 1998		FY 1997		FY 1996
(Shares and options in thousands)	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price	Shares	Avg. Price

Outstanding at beginning of year	4,345	$10.25	3,631	$4.81	4,107	$3.16	3,324	$3.87	4,380	$1.77	4,822	$1.49	4,769	$0.51	4,278	$0.22	3,518	$0.22
Granted	2,154	$14.59	1,134	$26.22	1,659	$4.94	1,281	$1.70	1,132	$5.89	205	$8.63	413	$13.04	961	$1.68	796	$0.22
Exercised	(693)	$6.53	(285)	$5.06	(1,941)	$1.32	(56)	$0.22	(2,027)	$0.22	(543)	$0.22	(273)	$0.22	–	–	–	–
Cancelled	(130)	$14.88	(135)	$9.03	(194)	$5.95	(442)	$4.67	(161)	$6.94	(104)	$10.54	(87)	$6.36	(470)	$0.27	(36)	$0.22

Outstanding options at end of year	5,676	$12.24	4,345	$10.25	3,631	$4.81	4,107	$3.16	3,324	$3.87	4,380	$1.77	4,822	$1.49	4,769	$0.51	4,278	$0.22

Options exercisable at end of year	1,839	$8.02	1,440	$6.08	821	$6.85	1,943	$2.94	1,203	$2.54	1,566	$0.96	762	$0.37	–	–	–	–

Shares outstanding or deemed outstanding	103,778		103,083		102,774 *		101,079 *		101,054 *		98,556 *		97,644 *		97,300 *		97,300 *

Total options granted	2,154		1,134		1,659		1,281		1,132		205		413		961		796

Total options granted as a percentage of total shares outstanding	2.1%		1.1%		1.6%		1.3%		1.1%		0.2%		0.4%		1.0%		0.8%

Total options granted to the named executive officers	460		290		490		185		295		–		65		720		–

Total options granted to the named executive officers as a percentage of total options granted	21.4%		25.6%		29.5%		14.4%		26.1%		–		15.7%		74.9%		–

Total options outstanding as a percentage of total shares outstanding	5.5%		4.2%		3.5%		4.1%		3.3%		4.4%		4.9%		4.9%		4.4%

Total options outstanding granted to the named executive officers	1,865		1,445		1,155		1,345		1,160		2,253		2,435		2,520		1,800

Total options outstanding granted to the named executive officers as a percentage of total options outstanding	32.9%		33.3%		31.8%		32.7%		34.9%		51.4%		50.5%		52.8%		42.1%

*  The number of shares outstanding has been calculated by adding the actual number of shares of CarMax Group common stock outstanding plus the number of shares that would have been outstanding if Circuit City Stores’ retained interest in the CarMax Group had been represented as actual shares outstanding. For fiscal 1996, which predated the creation of the CarMax Group common stock, the number of shares outstanding has been calculated by adding the number of shares that were issued in the 1997 initial public offering of CarMax Group common stock plus the number of shares that would have been outstanding at the time of the public offering if Circuit City Stores’ retained interest had been represented as actual shares outstanding.

EXECUTIVE COMPENSATION CONTINUED

Performance Graph

The graph below shows the five year cumulative total return comparison among CarMax, Inc., the S&P 500 Index, and the S&P Retailing Index. The graph assumes the investment of $100 in the company’s stock on March 1, 1999.

The company separated from Circuit City Stores, Inc. on October 1, 2002. For dates preceding October 1, 2002, the graph above includes information for the Circuit City Stores, Inc.—CarMax Group common stock.

Retirement Plans

Pension Plan. The following table illustrates estimated annual retirement benefits payable under the company’s defined benefit pension plan to persons in specified compensation and years of service classifications calculated as a straight-line life annuity with no Social Security or other offsets.

	Estimated* Annual Pension for Representative Years of Credited Service
Highest Consecutive Five-Year Average Compensation	15 years	20 years	25 years	30 years	35 years

$ 500,000	$107,987	$143,983	$179,979	$215,975	$251,970
600,000	130,487	173,983	217,479	260,975	304,470
700,000	152,987	203,983	254,979	305,975	356,970
800,000	175,487	233,983	292,479	350,975	409,470
900,000	197,987	263,983	329,979	395,975	461,970
1,000,000	220,487	293,983	367,479	440,975	514,470
1,100,000	242,987	323,983	404,979	485,975	566,970
1,200,000	265,487	353,983	442,479	530,975	619,470
1,300,000	287,987	383,983	479,979	575,975	671,970
1,400,000	310,487	413,983	517,479	620,975	724,470
1,500,000	332,987	443,983	554,979	665,975	776,970

*  For 2004, the Internal Revenue Code limit on annual retirement benefits that may be paid from the pension plan was $165,000, and the limit on the amount of compensation that may be recognized by the pension plan was $205,000. The maximum benefit payable under the benefit restoration plan, as described below, was $412,500 in 2004. The benefits shown above have not been limited by these caps.

The pension plan covers employees who satisfy certain age and service requirements. Benefits are based on a designated percentage of the average of compensation for the five highest of the last 10 consecutive years of employment, weighted according to years of credited service and integrated with Social Security covered compensation. For pension plan purposes, compensation of participants includes base pay, bonuses, overtime, and commissions and excludes amounts realized under any stock purchase plan or stock incentive plan. For pension plan purposes, compensation for those individuals listed in the Summary Compensation Table on page 16 is substantially the same as the amounts listed under the Salary and Bonus headings.

Benefit Restoration Plan. The company has a retirement benefit restoration plan to maintain compensation competitiveness and to create a retirement program that restores benefits for the company’s senior executives who are affected by the Internal Revenue Code limits on benefits provided under the company’s pension plan. Subject to an annual limit, the benefit restoration plan and the pension plan together provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The named executive officers participate in this plan.

For purposes of the retirement plans, credited years of past and future service at age 65 will be 25 years for Mr. Ligon, 35 for Mr. Browning, 37 for Mr. Folliard, 17 for Mr. Dolan, and 30 for Mr. Kunkel.

Other Executive Agreements and Arrangements

CarMax has employment agreements with each of its named executive officers. Generally, these agreements provide for annual salary review and participation in CarMax’s bonus, stock incentive, and other employee benefit programs. These agreements, except for Mr. Ligon’s agreement, also provide for continuation of base salary for one year following termination by CarMax without cause, including a termination by the employee due to a reduction in base salary, significant reduction in responsibilities, or a required job transfer to another market area. Except for Mr. Ligon, CarMax’s salary continuation obligation will decrease by up to 50% if the individual secures alternative employment. Mr. Ligon’s agreement provides for continuation of base salary, target bonus, and continued participation in employee benefit plans for two years following termination without cause. In such circumstances, Mr. Ligon’s agreement also provides that he will be paid any prorata bonus to which he would otherwise be entitled for that year. Mr. Ligon’s salary continuation benefits extend for another year under the agreement if, following a change in control, Mr. Ligon is terminated, demoted, or voluntarily terminates employment in the thirteenth month. Each agreement contains provisions confirming the employee’s obligation to maintain the confidentiality of proprietary information and not to compete with CarMax for a specified period after the termination of employment (two years for Mr. Ligon, one year for the other named executive officers) or solicit CarMax employees for two years. The current employment agreements with the named executive officers became effective as follows: Mr. Ligon – 2002, Mr. Browning – 1996, Mr. Folliard – 1996, Mr. Dolan – 1996, and Mr. Kunkel – 1998.

The named executive officers have been granted SARs in connection with the fiscal 2004 stock options granted to them under the company’s stock incentive plan. The SARs may only be exercised in the event of a change of control. The options also provide for accelerated vesting in the event of a change of control. Upon exercise of the SAR and the surrender of the related option, the holder is entitled to receive cash from the company in the amount of the spread between the option exercise price and the market value of the common stock at the time of exercise, which value is determined by a formula designed to take into account the effect of the change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal 2004, the company provided Richard L. Sharp, the Chairman of the Board, with office space and an executive assistant. The cost to the company of these items was in excess of $60,000. For the services and space provided, the company believes that the amounts expended by it were consistent with market rates.

PROPOSAL TWO — APPROVAL OF AMENDMENT TO THE CARMAX, INC.

2002 EMPLOYEE STOCK PURCHASE PLAN

General

The board of directors has unanimously adopted and recommends that the shareholders approve an amendment to the ESPP that would add part-time employees of the company and its subsidiaries whose customary employment is 20 hours or more per week to the employees eligible to participate in the ESPP. The amendment is being submitted to the shareholders for approval in order to comply with recent changes to the NYSE listing standards.

The ESPP encourages stock ownership by the employees of the company and its subsidiaries so that they may share in the growth of the company by acquiring or increasing their proprietary interest in the company. Subject to appropriate adjustments for stock dividends, stock splits or other events that affect the company’s capitalization, a maximum of 1,000,000 shares of the company’s common stock may be purchased under the ESPP. As of February 29, 2004, a total of 258,153 shares of common stock have been purchased by employees under the ESPP.

The complete text of the amendment to the ESPP is attached to this proxy statement as Appendix B on page 30. The following is a general description of the principal features of the ESPP.

Administration

The Compensation and Personnel Committee of the board of directors administers the ESPP and interprets its provisions. The chief financial officer of the company or such other employee appointed by the Compensation and Personnel Committee serve as plan administrator. The company pays all expenses associated with purchases under the ESPP, including brokerage commissions.

Subject to such approval that may be required by applicable laws, rules, and regulations, the board of directors may amend or terminate the ESPP at any time.

Eligibility

Full-time employees and part-time employees hired before June 1, 1993, are eligible to participate in the ESPP. As amended, part-time employees whose customary employment is 20 hours or more per week would also be eligible to participate in the ESPP. Employees who are considered insiders under Section 16 of the Securities Exchange Act of 1934, as amended, certain officers of the company or its subsidiaries, and employees who have not reached the age of majority are not eligible to participate.

An eligible employee may enter the ESPP by delivering an enrollment form to the company’s employee benefits department. As described below, participants in the ESPP purchase shares of common stock through payroll deductions. Enrollment in the ESPP takes effect as of the next pay period and continues as long as the ESPP remains in effect or until the participant authorizes changes to his or her payroll deductions or withdraws from the ESPP.

Purchases of Shares

Participants in the ESPP authorize payroll deductions for the purchase of shares of company common stock. Currently, the amount of the deductions for a participant may range from 2% to 10% of eligible compensation per month, up to a maximum of $7,500 per year. Subject to these limitations, a participant may authorize subsequent increases or decreases in the amount of payroll deductions by providing the company with a new enrollment form before the first of the month in which the change is to be effective. The company will accumulate and hold for the participant’s account the amounts deducted from his or her pay until purchases are made. The company does not pay interest on these amounts, and participants assume the risk of fluctuations in the market price of the company’s common stock. The plan administrator may change the minimum and maximum percentages of compensation that may be contributed to the ESPP.

Shares of common stock purchased under the ESPP may be purchased, in the company’s discretion, either (i) on the open market by a plan service provider/dealer registered with the SEC and a member of the National Association of Securities Dealers (“plan service provider”) designated by the plan administrator or (ii) directly from the company. With respect to shares purchased on the open market, on a monthly basis, the company remits the aggregate amount of payroll deductions and matching contributions, as discussed

PROPOSAL TWO — APPROVAL OF AMENDMENT TO THE CARMAX, INC.

                                   2002 EMPLOYEE STOCK PURCHASE PLAN CONTINUED

below, for such month to the plan service provider for the purchase of shares of common stock on behalf of participants. For purchases directly from the company, promptly after the end of the month the company issues and forwards to the plan service provider the number of shares of common stock that such payroll deductions and matching contributions have purchased at the closing price of a share of common stock on the NYSE on the last business day of the month. As soon as practical after the purchase of shares on the open market or the receipt of shares from the company, the plan service provider credits the individual accounts of participants based on the average cost of all shares purchased for a particular month on the open market or the closing price on the last business day of the month when the shares are purchased from the company. As of February 29, 2004, all shares of common stock purchased under the ESPP had been acquired on the open market.

A participant’s right to purchase shares of common stock under the ESPP through payroll deductions and matching contributions may not be transferred to any other person.

Plan Accounts

The shares of common stock purchased under the ESPP are registered in the name of the plan service provider or its nominee. A participant has the right to vote the full shares held in his or her account and the right to receive annual reports, proxy statements, and other documents sent to shareholders of common stock generally. If the participant wishes to hold certificates in his or her own name, the participant must instruct the plan service provider to transfer the shares in the account to him or her and bear the costs associated with the issuance of such certificates. Certificates for fractional shares are not issued.

Unless a participant directs otherwise, any cash dividends that the company pays with respect to shares that are purchased under the ESPP are automatically reinvested in shares of common stock purchased by the plan service provider on the open market at the participant’s expense.

Employer Matching Contributions

The company matches a portion of the payroll deductions made by participants in the ESPP. The company currently matches a participant’s contribution by contributing to the ESPP an amount equal to 15% of the participant’s contribution.

Sales

Each participant may sell at any time all or any portion of the whole shares of common stock acquired under the ESPP and held in his or her account. Any sale of shares are made by the plan service provider. The participant pays the broker’s commission and any other expenses incurred with respect to the sale of the shares.

Withdrawal and Termination

A participant may cease making contributions to the ESPP effective as of the first pay period after delivering a written notice of withdrawal to the employee benefits department. In addition, contributions automatically stop for any employee who goes on leave of absence without pay. After contributions for an employee have been stopped, the employee may elect to leave shares in his or her plan account, sell the shares, or request a stock certificate.

A participant will be deemed to have withdrawn from the ESPP when he or she ceases to be employed by the company or its subsidiaries, whether by reason of death or otherwise, or when he or she ceases to meet the eligibility requirements set forth in the ESPP.

Vote Required and Board Recommendation

In order to be adopted, the amendment to the ESPP must be approved by the affirmative vote of a majority of the votes cast by holders of record of the company’s common stock. Under applicable NYSE listing standards, the total vote cast on the proposal must also represent over 50% of all shares of the company’s common stock outstanding on the record date. Shareholders may direct that their votes be cast for or against the proposal or they may abstain. The NYSE listing standards consider abstentions to be votes cast for purposes of this proposal. Shares held through a broker that are not voted on this proposal are not considered votes cast and will not affect the outcome of the vote.

The board of directors recommends that the shareholders vote FOR Proposal Two.

APPENDIX A — CARMAX, INC. AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Committee will be to:

•	Assist in the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditor; and

•	Prepare the Committee report to be included in the Company’s proxy statement in accordance with applicable rules and regulations.

Role of the Audit Committee

This charter assigns oversight responsibilities to the Audit Committee. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The members of the Committee are not acting as experts in accounting or auditing and rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that the Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by the independent auditor has been carried out in accordance with generally accepted auditing standards.

Membership and Qualifications

The Audit Committee is a committee of the Board of Directors and will regularly report on actions taken by it to the full Board. The Nominating and Governance Committee will recommend for election by the full Board the members and Chair of the Committee, who shall serve at the pleasure of the Board.

The Committee shall consist of at least three members. All Committee members must meet the applicable independence requirements of the New York Stock Exchange. In addition, (i) directors’ fees (including Committee fees) are the only compensation a Committee member may receive from the Company, (ii) no Committee member may be an “affiliated person” of the Company or any of its subsidiaries; (iii) members of the Committee and its Chair must meet the experience and financial literacy requirements of the New York Stock Exchange; (iv) at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment; and (v) if a Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the member’s ability to serve on the Committee and must disclose this determination in the annual proxy statement. With respect to sub-paragraph (i) above, in recognition of the substantial workload of the Audit Committee required to ensure compliance with the Sarbanes-Oxley Act, as well as related rules and regulations promulgated by the Securities and Exchange Commission and the New York Stock Exchange, members of the Audit Committee shall be given consideration by the Compensation and Personnel Committee to receive an increased Director’s fee as recommended by the Compensation and Personnel Committee and approved by the Board.

Authority and Organization

The Committee may delegate any of its functions to a subcommittee or its Chair, provided that any decisions approving non-audit engagements are presented to the full Committee at its next meeting.

The Committee is authorized to obtain advice and assistance, as it believes necessary from corporate personnel and from external legal, accounting and other advisors. The Company shall pay for the independent auditor, as well as any advisors retained by the Committee.

The Committee will establish, with the assistance of management and the internal auditor, a calendar incorporating regular reporting items it requires from independent auditors, the internal auditor and management during the year.

Duties and Responsibilities

The Committee will have the following duties and responsibilities:

Oversight of the Independent Auditor

1.	Retain and terminate the Company’s independent auditor (subject, if applicable, to shareholder ratification). The independent auditor shall report directly to the Committee.

2.	Pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditor.

3.	On an annual basis, review and assess the performance of the independent auditor according to such criteria as the Committee, in its sole discretion, may determine. In conducting such review, the Committee shall, among other things, obtain and review a report by the independent auditor describing: (i) all relationships the independent auditor has with the Company, including any management consulting services provided by and related fees paid to the independent auditor (so that the Committee may assess the independent auditor’s independence); (ii) the firm’s internal quality-control procedures; and (iii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent audit firm, and any steps taken to deal with any such issues. In connection with its evaluation of the independent auditor, the Committee should, in addition to assuring the regular rotation of the lead audit partner as required by law, consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent audit firm itself.

4.	Review with the independent auditor any audit problems or difficulties and management’s response. This review must include any restrictions on the scope of the independent auditor’s activities or on access to requested information and discussion of any disagreements with management. It should also include accounting adjustments proposed by the independent auditor but not adopted; communications between the audit team and the audit firm’s national office with regard to auditing or accounting issues presented by the engagement; and any management or internal control letter issued or proposed to be issued by the independent auditor.

5.	Receive any reports from the independent auditor under the provisions of Section 10A of the Securities Exchange Act of 1934, as amended, relating to a determination by the independent auditor upon audit that an illegal act has or may have occurred, and review with management and recommend to the Board appropriate remedial action to be taken by the Company.

6.	Establish hiring policies with respect to employees or former employees of the independent auditor.

7.	Review legal and regulatory matters that may have a material impact on the Company’s consolidated financial statements and related corporate compliance programs and policies. As part of this review, the Committee will receive regular reports from the Company’s counsel on significant litigation in which the Company is involved and the anticipated impact of such litigation.

Oversight of Internal Audit Function

8.	Consider, in consultation with the independent auditor, the internal auditor and the chief financial officer, the audit scope and plan of the independent auditor and the internal auditor.

9.	Review with the independent auditor, the internal auditor and the chief financial officer the coordination of the audit effort with respect to completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

10.	Discuss with management and the independent auditor the responsibilities, budget and staffing of the internal audit function.

APPENDIX A — CARMAX, INC. AUDIT COMMITTEE CHARTER CONTINUED

11.	Review and approve the Company’s internal audit charter, and all amendments thereto, governing the functions, activities and responsibilities of the Company’s internal audit staff.

12.	Review the appointment and replacement of the senior internal auditing executive. The senior internal auditing executive shall report directly to the Committee.

13.	Review significant reports to management prepared by the internal auditing department and management’s responses.

Financial Statements, Periodic Reports and Disclosure Matters

14.	Prepare the Committee’s report to be included in the proxy statement and the Company’s response to any comments of the Securities and Exchange Commission on the report.

15.	Before filing and distribution, review and discuss with management and the independent auditor the Company’s annual and quarterly consolidated financial statements, including the Company’s critical accounting estimates underlying the financial statements and other disclosures discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation;” the effect of regulatory and accounting initiatives and any off-balance sheet structures on the Company’s consolidated financial statements; and any certification, report, opinion or review rendered by the independent auditor.

16.	Resolve any disagreements between management and the independent auditors regarding financial reporting.

17.	Discuss with management and the independent auditor the Company’s earnings press releases before their release. In addition, discuss the types of financial information and earnings guidance provided to analysts and rating agencies. In connection with these discussions, management should identify and explain the use of any “pro forma” or “adjusted” information presented on a basis other than that prescribed by generally accepted accounting principles.

18.	Discuss with management and the independent auditor significant risks or exposures that the Company may have and the steps management has taken to monitor and control such risks or exposures.

19.	Review and discuss with management and the independent auditor: (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles or adoption of new accounting principles; (ii) major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and (iii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the consolidated financial statements, including analyses prepared by management and the independent auditor of the effects of applying alternative accounting principles on the consolidated financial statements. The Committee shall review and approve any changes to the Company’s important accounting principles and application thereof in both interim and annual consolidated financial statements.

20.	Review and discuss reports from the independent auditor concerning all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

21.	Review disclosures made to the Committee by the CEO and CFO during the certification process for the 10-K and 10-Q and any fraud involving management or other employees with internal controls responsibilities.

Meetings

22.	Periodically consult with the independent auditor, outside the presence of management, about internal controls and the quality of the Company’s consolidated financial statements.

23.	Meet separately, on a routine basis, with each of management, the internal auditor, and the independent auditor to review the integrity of the Company’s financial reporting processes, both internal and external.

Other

24.	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

25.	Review and approve or waive, as applicable, any significant conflicts of interest and any related party transactions involving directors and/or officers of the Company.

26.	Review, and have power to approve or disapprove, any request for a waiver of the Company’s Code of Conduct involving an executive officer or director.

27.	Perform such other functions as may be assigned by the Board of Directors or as specified in policies adopted or approved by the Board of Directors, including without limitation, receipt of reports regarding any violations of the Code of Business Conduct relating to accounting, financial reporting or internal controls.

28.	Evaluate the Committee’s own performance annually and report the results of the evaluation to the Board.

29.	Review this charter at least annually and update as necessary (with any amendments subject to approval by the Board).

APPENDIX B — Second Amendment to the CarMax, Inc. 2002    Employee Stock Purchase Plan

SECOND AMENDMENT, dated as of January 20, 2004, to the CarMax, Inc. 2002 Employee Stock Purchase Plan by CarMax, Inc. (the “company”). The company and its subsidiaries maintain the CarMax, Inc. 2002 Employee Stock Purchase Plan (the “Plan”) for the benefit of their eligible employees. Pursuant to Plan Section 19, the company has the power to amend the Plan at any time, and now wishes to do so.

NOW THEREFORE, the Plan is amended as follows, subject to approval by the company’s shareholders:

I. Section 1 is amended to change the definition of “Eligibility Status” by revising the first sentence thereof to read as follows:

Eligibility Status – Employment with the CarMax companies as a Regular Associate and as either (i) a Full-Time Associate, (ii) a Part-Time Associate hired before June 1, 1993, or (iii) a Part-Time Associate whose customary employment is 20 hours or more per week.

II. This Second Amendment shall be effective as of the first Enrollment Date that is sixty (60) days after the date the Amendment is approved by the company’s shareholders.

III. In all respects not amended, the Plan is hereby ratified and confirmed.

Fiscal Year 2004 Form 10-K

You may request, without charge, a copy of CarMax’s Annual Report filed with the SEC for fiscal year 2004 on Form 10-K, excluding exhibits, by:

1.	writing to

Investor Relations

CarMax, Inc.

4900 Cox Road

Glen Allen, Virginia 23060

2.	sending us an email at

investor_relations@carmax.com

3.	calling us at

(804) 747-0422, extension 4489

OR

4.	Viewing our Form 10-K on our Web site at www.carmax.com.

VOTE YOUR PROXY

By Internet	By Telephone	By Mail

CARMAX, INC. 4900 COX ROAD GLEN ALLEN VA 23060-6295 (804) 747-0422 www.carmax.com

CarMax, Inc.

PROXY CarMax, Inc.

Annual Meeting of Shareholders — June 29, 2004

Proxy Solicited on Behalf of the Board of Directors

The shareholder named on the reverse side, having received the accompanying Proxy Statement of CarMax, Inc., hereby appoints Keith D. Browning, Stuart A. Heaton, and Kim D. Orcutt, or any one of them, as proxies for the undersigned, each with full power of substitution, to vote in accordance with the instructions set forth in this proxy all shares of CarMax, Inc. common stock that the named shareholder is entitled to vote at the CarMax, Inc. annual meeting of shareholders to be held on June 29, 2004, at 10:00 a.m. Eastern time in Richmond, Virginia, and any postponements and adjournments that may take place. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

IMPORTANT — This proxy should be completed, signed and dated on the reverse side.

If you are a participant in the CarMax, Inc. Employee Stock Purchase Plan (“the plan”), this proxy will serve as voting instructions to Computershare Trust Co., Inc. (“Computershare”), the plan service provider, for the shares held on your behalf. Computershare will vote shares held in the plan in accordance with any instructions received. If no specific voting instructions are provided, Computershare will vote shares in accordance with the recommendation of the Board of Directors as to Item 1. Computershare will not vote shares with respect to Item 2 unless you provide specific instructions.

See reverse for voting instructions.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 29 2004 The Richmond Marriott West Hotel, 4240 Dominion Boulevard, Glen Allen, Virginia 23060

10:00 a.m. Eastern time

There are three ways to vote your Proxy.

COMPANY #

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 28, 2004.

Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions that the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/kmx/ — QUICK *** EASY *** IMMEDIATE

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 28, 2004.

Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CarMax, Inc., c/o Shareowner ServicesSM,

P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ñ Please detach here ñ

The Board of Directors Recommends a Vote “FOR” All Nominees.

1. Election of directors 01 Keith D. Browning 04 Richard L. Sharp ` Vote FOR all ` Vote WITHHELD

for terms stated 02 James F. Clingman, Jr. 05 Thomas G. Sternberg nominees (except as from all nominees in Proxy Statement: 03 Hugh G. Robinson indicated below)

Instructions: To withhold authority to vote for any indicated nominee,

write the number(s) beside the name(s) of the nominee(s) in the box provided to the right.

The Board of Directors Recommends a vote “FOR” the Amendment.

2. Approval of an amendment to the CarMax, Inc. 2002 Employee Stock Purchase Plan ` For ` Against ` Abstain

3. In their discretion, the Named Proxies are authorized to vote upon any other business that properly comes before the meeting or any postponements or adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND FOR THE AMENDMENT.

I plan to attend the 2004 Annual Meeting in person. `

Address Change? Mark Box ` Indicate changes below: Date: 2004

Signature(s) in Box

NOTE: Please sign exactly as your name(s) appears on this proxy card. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.